Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 2 to the Registration Statement on Form F-3 (Registration No. 333-164007) of our report dated June 30, 2009, relating to the consolidated financial statements of Knightsbridge Tankers Limited and its subsidiaries (the "Company") and the effectiveness of the Company's internal control over financial reporting, appearing in the Company's Annual Report on Form 20-F for the year ended December 31, 2008, and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Amendment No. 2 to the Registration Statement.

/s/ MSPC
Certified Public Accountants and Advisors
A Professional Corporation

New York, New York
February 26, 2010